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                                                                    Exhibit 5.1
                                                                    -----------


                                                               January 8, 1997




Golden Books Financing Trust
         c/o Golden Books Family Entertainment, Inc.
850 Third Avenue
New York, New York  10022

                  Re: Golden Books Family Entertainment, Inc. Golden Books Publishing Company, Inc.
                           Golden Books Financing Trust
                           Registration Statement on Form S-3
                           (Registration No. 333-14335)

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to Golden Books Financing Trust, a statutory business trust created under the Business Trust Act of the State of Delaware (Del. Code Ann., tit. 12, ss.ss. 3801 et seq.) (the "Trust"), in connection with the preparation of the Registration Statement on Form S-3 filed by Golden Books Family Entertainment, Inc., a Delaware corporation (the "Company"), Golden Books Publishing Company, Inc. ("Publishing") and the Trust for the registration under the Securities Act of 1933, as amended (the "Act"), of, among other securities, Convertible Trust Originated Preferred Securities (the "Trust Preferred Securities") of the Trust.

                  This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (Registration No. 333-14335) filed by the Company, Publishing and the Trust with the Securities and Exchange Commission (the "Commission") on October 17,1996 under the Act and Amendment No. 1 thereto filed with the Commission on January 8, 1997; (ii) the Certificate of Trust of the Trust filed with the Secretary of State of the State of Delaware on August 13, 1996; (iii) the Amended and Restated Declaration of Trust of the Trust, dated August 20, 1996, (the "Declaration"), among the Company, as sponsor of the Trust, The Bank of New York (Delaware), as Delaware trustee, The Bank of New York, as property trustee, and Philip E. Rowley and Willa M. Perlman, as regular trustees



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Golden Books Financing Trust
January 8, 1997
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(including the designation of the terms of the Trust Preferred Securities annexed thereto); (iv) specimen certificates for the Trust Preferred Securities; and (v) the Purchase Agreement, dated August 14, 1996, among the Company, Publishing, the Trust and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and SBC Warburg Inc., a subsidiary of Swiss Bank Corporation, as representatives for the Underwriters named in Schedule A thereto relating to, among other things, the sale of the Trust Preferred Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, Publishing, the Trust and others.

                  We do not express any opinion as to the laws of any jurisdiction other than the Business Trust Act of the State of Delaware.

                  Based on and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that the Trust Preferred Securities have been duly authorized for issuance and have been validly issued and are fully paid and nonassessable, representing undivided beneficial ownership interests in the assets of the Trust, and the holders of such Preferred Securities are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the Delaware General Corporation Law. We bring to your attention, however, that the holders of Preferred Securities may be obligated, pursuant to the Declaration, to (i) provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers of Preferred Securities and (ii) provide security and indemnity in connection with the requests of or directions to the Property Trustee to exercise its rights and powers under the Declaration.

                  We hereby consent to the use of our name under the heading "Legal Matters" in the prospectus which forms a part of the Registration Statement. We also hereby consent to the filing



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Golden Books Financing Trust
January 8, 1997
Page 3



of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is ex-pressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.


                                            Very truly yours,

                                            /s/ Skadden, Arps, Slate,
                                            Meagher & Flom LLP